Citigroup Capital XIII	Filed pursuant to Rule 433
89,840,000 Capital Securities	File Nos. 333-157459, 333-157459-01
7.875% Fixed Rate/Floating Rate Trust Preferred Securities (TruPS®)
$25 Liquidation Amount
Guaranteed By Citigroup Inc. To The Extent Set Forth In The Prospectus

Terms and Conditions:
Issuer:	Citigroup Capital XIII, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Selling Securityholder:	The United States Department of the Treasury

Guarantee:	$25 liquidation amount per trust preferred security, guaranteed by Citigroup Inc. to the extent set forth in the Prospectus.

Amount:	89,840,000 trust preferred securities (the “Capital Securities”)

Ratings:	Ba1 (Stable) / BB- (Negative) / BB- (Stable) (Moody’s / S&P / Fitch)

Trade Date:	September 30, 2010

Settlement Date:	October 5, 2010 (T+3 days)

Maturity:	October 30, 2040

Liquidation Amount:	$25 per Capital Security

Public Offering Price:	100% per Capital Security

Net Proceeds to US Treasury:	$2,246,000,000

Coupon and Interest Payment Dates:	From October 5, 2010 to but excluding October 30, 2015, 7.875% per annum payable quarterly in arrears on each January 30, April 30, July 30 and October 30, beginning January 30, 2011 (long first coupon). From and including October 30, 2015, to but excluding maturity, three-month LIBOR plus 6.37% per annum payable quarterly in arrears on each January 30, April 30, July 30 and October 30, beginning January 30, 2016. Following business day convention through and including October 30, 2015; modified following business day convention thereafter.

Interest Determination Date:	Second London banking day prior to each floating rate interest period from and including October 30, 2015.

Day Count:	From October 5, 2010 to but excluding October 30, 2015, 30/360; from and including October 30, 2015, Actual/360

Deferral of Interest:	Payments on the Capital Securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the Issuer. Citigroup may so defer interest for up to 5 years but not beyond the maturity or the earlier redemption of the junior subordinated debt securities.

Redemption at Issuer’s Option:	Subject to the approval of the Federal Reserve or the agency with primary oversight of regulatory capital for Citigroup Inc. (the “Capital Regulator”), if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, at any time on or after October 30, 2015, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Special Event Redemption:	In addition to the Redemption at Issuer’s Option described above and subject to the approval of the Capital Regulator, if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, in whole or in part, at any time after the occurrence of an Investment Company Event or a Tax Event at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Defeasance:	Applicable to the junior subordinated debt securities. Provisions of Article 4 of the Indenture apply

Sinking Fund:	Not applicable

Listing:	Application will be made to list the Capital Securities on the New York Stock Exchange

Global Coordinator:	Citigroup Global Markets Inc.

Joint Bookrunners:	Banc of America Securities LLC J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated UBS Securities LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc.
Commerz Markets LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
HSBC Securities (USA) Inc.
KKR Capital Markets LLC
Lloyds TSB Bank plc
SunTrust Robinson Humphrey, Inc.

Capital Securities CUSIP/ISIN:	173080201 / US1730802014
Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-157459. Alternatively, any joint bookrunner will arrange to send you the prospectus if you request it by calling 1-800-294-1322 for Banc of America Securities LLC, 1-212-834-4533 for J.P. Morgan Securities LLC, 1-866-718-1649 (institutional investors) and 1-800-584-6837 (retail investors) for Morgan Stanley & Co. Incorporated, 1-877-827-6444, ext. 561 3884 for UBS Securities LLC and 1-800-326-5897 for Wells Fargo Securities, LLC.